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Exhibit 99.1

630 Fifth Avenue, Suite 3110 New York, NY 10111 Tel 212 218 8720 Fax 212 218 8721 4840 Pearl East Circle, Suite 300W Boulder, CO 80301 Tel 303 516 8500 Fax 303 530 1296 www.tapestrypharma.com

Press Release

Contact:	Tapestry Pharmaceuticals, Inc. L. Robert Cohen Vice President, Investor Relations 212 218 8715 lrcohen@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212 362 1200
		Media:	Peter Steinerman 516 374 3031

For Immediate Release

TAPESTRY REPORTS SECOND QUARTER 2004 RESULTS

Boulder, Colo., August 5, 2004—Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) today announced the results of operations for the second quarter and six months ended June 30, 2004.

The operating loss for the second quarter of 2004 was $6.3 million compared to an operating loss of $5.1 million for the second quarter 2003. For the six months ended June 30, 2004 Tapestry reported an operating loss of $11.2 million compared to an operating loss of $10.2 million for the same period in 2003.

The net loss for the second quarter of 2004 was $6.4 million, or $0.19 basic and diluted loss per share. This compares to a net loss of $2.1 million, or $0.07 basic and diluted loss per share, which included $3.1 million of income from discontinued paclitaxel operations in the second quarter of 2003.

The net loss for the six months ended June 30, 2004 was $11.4 million, or $0.35 basic and diluted loss per share compared to a net loss of $4.9 million, or $0.16 basic and diluted loss per share in the prior year, which included $5.7 million of income from discontinued paclitaxel operations.

As of June 30, 2004, Tapestry had $44.5 million in cash, cash equivalents, and short-term and long-term investments.

"Our financial results reflect the ongoing investment in our portfolio of proprietary compounds in both oncology and hereditary disease. We anticipate filing two oncology Investigational New Drug applications in the fourth quarter and will be prepared to move these compounds into the clinic as soon as all regulatory and institutional approvals are received," commented Leonard P. Shaykin, Chairman and CEO of Tapestry Pharmaceuticals.

Recent Highlights

•
In April, Tapestry announced the formation of a Chemistry Advisory Board chaired by Valentino J. Stella, Ph.D., Distinguished Professor of Pharmaceutical Chemistry at the University of Kansas. Other members of the board include Drs. Mitchell Avery, Leslie Gunatilaka, Gunda Georg, Mark Hamann, and Charles Swindell.

•
Also in April, the Company announced the formation of an Oncology Advisory Board chaired by Dr. Paul A. Bunn, Jr., Director of the University of Colorado Cancer Center, past president of the American Society of Clinical Oncology (2002-2003), and former chairman of the Oncology Drug Advisory Committee of the FDA. Other members of the Board are Drs. S. Gail Eckhardt, Eric K. Rowinsky, and Daniel Von Hoff.

•
In June, Tapestry announced findings of preclinical studies evaluating its third generation taxane, NBT-287, in human tumor cell lines. The results, published in the Proceedings of the American Society of Clinical Oncology (ASCO) in New Orleans, suggest that NBT-287 may have potential in treating both paclitaxel-resistant and treatment naive cancers.

•
In July, the Company announced that Mayne Pharma had reached agreement to settle the patent infringement lawsuit against Mylan Laboratories Inc. regarding stabilized formulations of paclitaxel. Tapestry has received a $3 million cash payment as its share of the proceeds from this settlement. This payment will be reflected in third quarter operations. Pursuant to the terms of the sale of the paclitaxel business, Mayne Pharma was responsible for all the costs of this litigation and had full control over all litigation strategy including settlement.

•
Also in July, Tapestry and Supratek Pharma Inc. announced a collaborative agreement relating to next generation formulations combining Tapestry's novel compounds and Supratek's Biotransport™ formulation technology. Under the terms of the agreement, Supratek will formulate a number of Tapestry's compounds from which Tapestry may select up to three product candidates for clinical development.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer and hereditary disease.

For more information about Tapestry and its technologies, visit Tapestry's web site at www.tapestrypharma.com.

Forward Looking Statements

The statements in this press release and on the Company's web site that are not historical facts are forward-looking statements that represent management's beliefs and assumptions as of the date of this release, based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipates," "expected" or comparable terminology or by discussions of strategy, and include statements as to transitioning our two most advanced compounds into clinical trials this year and the potential NBT-287 may have in treating both paclitaxel-resistant and treatment of na¿ve cancers. Such statements involve risks and uncertainties including those factors identified under the captions "Risk Factors", "Special Note Regarding Forward Looking Statements" or "Cautionary Note Regarding Forward Looking Statements" in the Company's documents filed from time to time with the SEC, including the Company's Current Report on Form 8-K/A, dated February 11, 2004 and Annual Report on Form 10-K/A for the years ended December 31, 2003 filed with the Securities and Exchange Commission on May 5, 2004. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

For further information, please contact L. Robert Cohen, Vice President, Investor Relations of Tapestry Pharmaceuticals, Inc. at 212 218 8715.

Tapestry Pharmaceuticals, Inc.

Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$748	$2,281
Short-term investments	36,325	48,501
Accounts receivable, net	—	1,495
Prepaid expense and other current assets	949	596
Assets held for sale	—	205

Total current assets	38,022	53,078
Property, plant and equipment, net	1,069	1,156
Long-term investments	7,381	—
Other assets	3,395	3,532

Total assets	$49,867	$57,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$3,388	$6,025
Notes payable-long term	24	41
Convertible debentures	6,007	5,702
Total stockholders' equity	40,448	45,998

Total liabilities and stockholders' equity	$49,867	$57,766

Tapestry Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended		Six Months Ended
	June 30, 2004	July 2, 2003	June 30, 2004	July 2, 2003
Operating expenses:
Research and development	$4,270	$2,460	$7,058	$4,786
General and administrative	2,022	2,595	4,167	5,418

Operating loss	6,292	5,055	11,225	10,204

Other income (expense):
Interest income	142	18	295	47
Interest expense	(237)	(237)	(472)	(453)

Net loss from continuing operations	(6,387)	(5,274)	(11,402)	(10,610)
Discontinued operations:
Income from discontinued operations	—	3,144	40	5,730

Net loss	$(6,387)	$(2,130)	$(11,362)	$(4,880)

Basic and diluted loss per share from continuing operations	$(0.19)	$(0.17)	$(0.35)	$(0.35)

Basic income per share from discontinued operations	$—	$0.10	$—	$0.19

Diluted income per share from discontinued operations	$—	$0.10	$—	$0.19

Basic and diluted loss per share	$(0.19)	$(0.07)	$(0.35)	$(0.16)

Basic and diluted weighted average shares outstanding	33,234	30,507	32,151	30,221

Diluted weighted average shares outstanding relating to discontinued operations	33,916	30,579	33,162	30,242

QuickLinks

  Exhibit 99.1
Press Release
TAPESTRY REPORTS SECOND QUARTER 2004 RESULTS
Tapestry Pharmaceuticals, Inc. Balance Sheets (In thousands)
Tapestry Pharmaceuticals, Inc. Statements of Operations (In thousands, except per share data) (Unaudited)